Cohen Fund Audit Services, Ltd. 1350 Euclid Ave., Suite 800 Cleveland, OH 44115-1877 www.cohenfund.com	216.649.1700 216.579.0111 fax

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated February 25, 2013 on the financial statements of Meeder Funds (the “Funds”), comprising Money Market Fund, Total Return Bond Fund, Balanced Fund, Muirfield Fund, Dynamic Growth Fund, Strategic Growth Fund, Aggressive Growth Fund, Quantex Fund, and Utilities and Infrastructure Fund as of December 31, 2012 and for the periods indicated therein and to the references to our firm in the Prospectus and the Statement of Additional Information in this Post-Effective Amendment to the Funds’ Registration Statement on Form N-1A.

Cohen Fund Audit Services, Ltd.
Cleveland, Ohio
April 29, 2013

Registered with the Public Company Accounting Oversight Board